Exhibit 99.1

CNL™

Retirement Properties, Inc.

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
tel (407) 835-3200 (877) 710-4401
www.cnlretirement.com

News Release

For information contact:

Clark Hettinga

Angie McBrayer

SVP & Chief Financial Officer

Senior Marketing Representative

(407) 835-3200

(407) 835-3298

CNL Retirement Properties Announces Third Quarter 2005 Operating Results

ORLANDO, Fla. (November 14, 2005) – CNL Retirement Properties, Inc. (the “Company”), one of the nation’s largest health care real estate investment trusts (“REITs”), today announced results of operations for the third quarter ended September 30, 2005.  The following results are compared to the third quarter or year-to-date periods ended September 30, 2004.

Third Quarter & Year-to-Date Highlights

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Total revenue increased 37.7% to $97.4 million for the quarter, and 55.1% to $285.2 million year-to-date.  Net income increased 16.9% to $33.8 million for the quarter, and 20.8% to $104.4 million year-to-date.  Net income per diluted share was $0.14 for the quarter and $0.42 year-to-date, as compared to $0.13 and $0.43 for the same periods of 2004.

▪

Funds from Operations (“FFO”) per diluted share increased 12.5% to $0.24 for the quarter, and increased 12.6% to $0.71 year-to-date.

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Total assets increased to $3.8 billion at September 30, 2005, from $3.4 billion at   December 31, 2004.

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Nine properties were acquired during the third quarter of 2005, bringing the year-to-date acquisition total to 37 properties for a total investment of $422.3 million.

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For the quarter ended September 30, 2005, distributions declared to shareholders totaled $44.4 million or $0.1776 per share.

“We are pleased with our third quarter results, which reflect continued FFO growth,” said Stuart J. Beebe, president and chief executive officer.  “In addition, our recent transaction with The Cirrus Group, LLC represents our strategy of forging new relationships with industry leaders, which further enhances our acquisition and development pipeline.”

Management Update

In September, the board of directors announced the appointment of Stuart J. Beebe as president and chief executive officer of CNL Retirement Properties.  Mr. Beebe, who previously served as the Company’s executive vice president of acquisitions and finance, replaces Thomas J. Hutchison III.  Prior to his appointment, Mr. Beebe oversaw all new business development, investment activities and financing projects for the company and also served two years as chief financial officer.

“Stuart is a strong, seasoned leader with a wealth of investment and management expertise in health care real estate,” said CNL Retirement Properties’ Chairman James M. Seneff, Jr.

Balance Sheet & Financing Activities

In August, the Company amended and restated its $85.0 million credit agreement and closed on a $320.0 million amended and restated revolving line of credit.  The amended facility permits the Company to expand its borrowing capacity to a total of $400.0 million and has an initial maturity date of August 23, 2007.  Pricing was reduced at closing from LIBOR plus 300 basis points to LIBOR plus 150 basis points.  The current collateralization of the amended facility permits the Company to draw up to $280.0 million.  As of September 30, 2005, $115.0 million was outstanding on the line of credit.

“In addition to the successful closing of our amended and restated revolving line of credit, we are pleased to have closed a new $242.0 million mortgage loan facility in early October,” said Clark Hettinga, senior vice president and chief financial officer. “This loan facility combined and extended two existing mortgage loans through 2013 and provided $19.4 million in new proceeds.”

Recent Acquisitions

During the third quarter of 2005, the Company purchased a medical office development property located in Westminster, Colo.  This property will be operated by The DASCO Companies, LLC (“DASCO”) and is expected to be completed in June 2006 and include approximately 62,000 square feet of space.

In addition, the Company purchased eight health care properties from The Cirrus Group, LLC for $88.7 million. These properties include seven medical office buildings and one ambulatory surgical center.  The properties represent approximately 336,000 square feet of space.

Pending and Subsequent Acquisition Activities

As of September 30, 2005, the Company had initial commitments to acquire four medical office buildings and two specialty hospitals, and to develop seven additional medical office buildings.  The acquisition of each of these investments is subject to the fulfillment of certain conditions.  There can be no assurance that any or all of the conditions will be satisfied or, if satisfied, that one or more of these investments will be acquired.

In October 2005, the Company acquired a 70 percent interest in a 67,000 square-foot medical office development project.  The medical office building will be developed by DASCO for an estimated $12.7 million.  Construction is expected to commence in November 2005 with an estimated completion date in the third quarter of 2006.  There can be no assurance that construction will commence or be completed in this timeframe.

About CNL Retirement Properties, Inc.

CNL Retirement Properties, Inc. owns a portfolio of 259 properties in 33 states in the seniors’ housing and medical office building sectors.  Headquartered in Orlando, Fla., CNL Retirement Properties, Inc. specializes in the acquisition of quality independent and assisted living communities, continuing care retirement communities and medical office facilities.  For more information, please visit www.cnlretirement.com.

The Company references FFO, which is a “non-GAAP financial measure” within the meaning of the rules of the Securities and Exchange Commission.  For further information regarding why the Company believes FFO is helpful in understanding the Company’s performance and a reconciliation of net income to FFO, refer to the accompanying “Financial Information” section.

-  Attachments to Follow  -

Statement Regarding Forward Looking Information

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements are based on current expectations, estimates and projections about future events, including but not limited to the closing of pending investments and possible future acquisition and development opportunities.  These statements concern events that are not historical facts, and/or contain words such as "believe," "hope," "intend," "expect" “will” and "may." Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  These risks are discussed in our SEC filings, including our annual report on Form 10-K for the year ended December 31, 2004.  In addition, certain factors that might cause such a difference in actual results, performance or achievements include the following: changes in general economic conditions, changes in local and national real estate conditions, availability of capital from borrowings under our line of credit and availability of an on-going line of credit, continued availability of proceeds from our equity offerings, our ability to obtain permanent financing on satisfactory terms, the ability of certain of our tenants and operators to enhance cash flow from operations at our Properties that are experiencing operating performance deficiencies, our ability to close on pending acquisitions, our ability to continue to locate suitable Properties and borrowers for our Mortgage Loans, other loans and Secured Equipment Leases, and the ability of tenants and borrowers to make payments under their respective leases an other loans. Given these uncertainties, readers are cautioned not to place undue reliance on such statements.  We disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.  Although we believe our current expectations are based upon reasonable assumptions, we can give no assurance that expectations will be attained.

CNL Retirement Properties, Inc.

Financial Information

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except per share data)

	September 30, 2005	December 31, 2004
Assets
Real estate investment properties:
Accounted for using the operating method, net	$ 2,924,763	$ 2,580,948
Accounted for using the direct financing method	486,381	480,051
Intangible lease costs, net	103,620	98,237
	3,514,764	3,159,236

Cash and cash equivalents	39,965	51,781
Restricted cash	27,511	34,430
Accounts and other receivables, net	25,761	20,545
Deferred costs, net	23,826	17,469
Accrued rental income	88,130	51,795
Other assets	31,604	11,412
Real estate held for sale	12,628	17,182
Goodwill	5,791	5,791
	$ 3,769,980	$ 3,369,641

Liabilities and stockholders' equity
Liabilities:
Mortgages payable	$ 1,145,384	$ 937,589
Bonds payable	95,524	94,451
Construction loans payable	133,469	81,508
Line of credit	115,000	20,000
Term loan	—	60,000
Due to related parties	994	1,632
Accounts payable and other liabilities	31,260	33,937
Intangible lease liability, net	4,811	3,742
Deferred income	5,743	4,811
Security deposits	24,932	26,253
Total liabilities	1,557,117	1,263,923

Commitments and contingencies

Minority interests	4,306	2,361

Stockholders' equity:
Preferred stock, without par value Authorized and unissued 3,000 shares	—	—
Excess shares, $.01 par value per share Authorized and unissued 103,000 shares	—	—
Common stock, $.01 par value per share Authorized one billion shares, issued 255,976 and 238,485 shares, respectively, outstanding 252,086 and 237,547 shares, respectively	2,521	2,376
Capital in excess of par value	2,264,197	2,135,498
Accumulated distributions in excess of net income	(61,115)	(34,517)
Accumulated other comprehensive income	2,954	—
Total stockholders' equity	2,208,557	2,103,357
	$ 3,769,980	$ 3,369,641

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except per share data)

	Quarter Ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Seniors' Housing:
Rental income from operating leases	$ 61,649	$ 44,078	$ 177,425	$ 123,340
Earned income from direct financing leases	14,999	14,162	45,688	40,303
Furniture, fixture and equipment reserve income	2,125	1,200	5,634	3,425
Contingent rent	24	30	2,035	79
Medical Office Buildings:
Rental income from operating leases	14,535	9,315	41,459	14,065
Tenant expense reimbursements	3,084	1,495	9,588	2,215
Property management and development fees	1,030	489	3,370	489
	97,446	70,769	285,199	183,916
Expenses:
Seniors' Housing property expenses	215	456	582	895
Medical Office Buildings' operating expenses	6,712	3,694	18,370	5,469
General and administrative	6,675	4,329	15,220	9,853
Asset management fees to related party	4,713	3,358	13,688	8,644
Provision for doubtful accounts	676	1,001	2,326	2,251
Depreciation and amortization	25,269	17,830	71,774	41,948
	44,260	30,668	121,960	69,060

Operating income	53,186	40,101	163,239	114,856

Interest and other income	876	1,283	2,439	2,762
Interest and loan cost amortization expense	(20,028)	(10,822)	(53,663)	(30,292)

Income before equity in earnings of unconsolidated entity, minority interests in loss (income) of consolidated subsidiaries and loss from discontinued operations	34,034	30,562	112,015	87,326

Equity in earnings of unconsolidated entity	82	50	165	97

Minority interests in loss (income) of consolidated subsidiaries	2	(157)	(395)	(157)
Income from continuing operations, net	34,118	30,455	111,785	87,266

Loss from discontinued operations	(308)	(1,541)	(7,383)	(860)

Net income	$ 33,810	$ 28,914	$ 104,402	$ 86,406

Net income (loss) per share of common stock (basic and diluted)
From continuing operations	$ 0.14	$ 0.14	$ 0.45	$ 0.43
From discontinued operations	—	(0.01)	(0.03)	—
	$ 0.14	$ 0.13	$ 0.42	$ 0.43
Weighted average number of shares of common stock outstanding (basic and diluted)	250,372	224,139	246,527	202,812

CNL Retirement Properties, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands, except per share data)

	Nine months ended September 30,
	2005	2004
Increase (decrease) in cash and cash equivalents:

Net cash provided by operating activities	$ 148,895	$ 107,424

Investing activities:
Investment in land, buildings and equipment	(355,248)	(746,389)
Investment in direct financing leases	(278)	(28,717)
Investment in intangible lease costs	(14,417)	(64,260)
Investment in The DASCO Companies, LLC	—	(5,791)
Investment in Senior Secured Term Loan	(12,000)	—
Payment of acquisition fees and costs	(18,595)	(60,609)
Payment of deferred leasing costs	(798)	—
Distributions from unconsolidated entity	158	99
Decrease (increase) in restricted cash	1,646	(10,138)
Net cash used in investing activities	(399,532)	(915,805)

Financing activities:
Proceeds from borrowings on mortgages payable	228,510	155,045
Principal payments on mortgages payable	(64,153)	(27,689)
Proceeds from issuance of life care bonds	8,189	8,611
Retirement of life care bonds	(7,116)	(5,633)
Proceeds from construction loans payable	51,961	60,358
Proceeds from line of credit	115,000	—
Repayment of line of credit	(20,000)	—
Payment on term loan	(60,000)	—
Payment of loan costs	(9,825)	(10,160)
Contributions from minority interests	1,782	503
Distributions to minority interests	(233)	(11)
Subscriptions received from stockholders	172,969	797,924
Distributions to stockholders	(130,942)	(105,939)
Retirement of common stock	(32,071)	(1,919)
Payment of stock issuance costs	(15,250)	(80,041)
Net cash provided by financing activities	238,821	791,049

Net decrease in cash and cash equivalents	(11,816)	(17,332)

Cash and cash equivalents at beginning of period	51,781	167,090

Cash and cash equivalents at end of period	$ 39,965	$ 149,758

Supplemental schedule of non-cash financing activities:

Mortgages assumed on properties purchased	$ 43,076	$ 365,167

CNL Retirement Properties, Inc. and Subsidiaries

RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS (FFO)

(UNAUDITED)

(in thousands, except per share data)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net income	$ 33,810	$ 28,914	$ 104,402	$ 86,406
Adjustments:
Depreciation of real estate assets
Continuing operations	21,552	15,018	61,294	36,411
Discontinued operations	—	133	219	397

Amortization of lease intangibles
Continuing operations	3,652	2,795	10,324	5,442
Discontinued operations	—	12	21	37

Amortization of deferred leasing costs
Continuing operations	75	—	150	—

Effect of unconsolidated entity	78	2	191	6

Effect of minority interests	(315)	(51)	(532)	(51)
Funds From Operations (FFO)	$ 58,852	$ 46,823	$ 176,069	$ 128,648

FFO per share of common stock
(basic and diluted)	$ 0.24	$ 0.21	$ 0.71	$ 0.63

Weighted average number of shares of common stock outstanding (basic and diluted)	250,372	224,139	246,527	202,812

CNL Retirement Properties, Inc. and Subsidiaries

NOTES TO FINANCIAL INFORMATION

Basis of Presentation

The unaudited condensed consolidated financial statements included in this press release have been prepared in accordance with the instructions to Form 10-Q for the quarter ended September 30, 2005. Accordingly, they do not include all of the information and note disclosures required by generally accepted accounting principles in the United States of America for complete financial statements. The unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Operating results for the quarter and nine months ended September 30, 2005, may not be indicative of the results that may be expected for the year ending December 31, 2005. Amounts included in the financial statements as of December 31, 2004 have been derived from the audited financial statements as of that date.  Certain items in the prior periods' financial statements have been reclassified to conform to the 2005 presentation, including those related to our discontinued operations.  These reclassifications had no effect on reported equity or net income.

These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Report on Form 10-K of CNL Retirement Properties, Inc and its subsidiaries, for the year ended December 31, 2004 and the Form 10-Q of CNL Retirement Properties, Inc. for the quarter ended September 30, 2005. The accompanying unaudited condensed consolidated financial statements include the accounts of CNL Retirement Properties, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Non-GAAP Financial Measures

Included in this news release are certain non-GAAP financial measures which are not calculated and presented in accordance with Generally Accepted Accounting Principles ("GAAP") within the meaning of applicable SEC rules, including FFO.  The following discussion defines this term and why the Company feels it is helpful in understanding performance.

Funds From Operations

The Company considers FFO (and FFO per diluted share) to be an indicative measure of operating performance due to the significant effect of depreciation of real estate assets on net income or loss. The Company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which defines FFO as net income or loss determined in accordance with GAAP, excluding gains or losses from sales of property plus depreciation and amortization (excluding amortization of deferred financing costs) of real estate assets, and after adjustments for the portion of these items related to unconsolidated partnerships and joint ventures.  In calculating FFO, net income is determined in accordance with GAAP and includes the noncash effect of scheduled rent increases throughout the lease terms. This is a GAAP convention requiring real estate companies to report rental revenue based on the average rent per year over the life of the leases. The Company believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO

CNL Retirement Properties, Inc. and Subsidiaries

NOTES TO FINANCIAL INFORMATION – CONTINUED

can facilitate comparisons of operating performance between periods and between other equity REITs. The Company also believes FFO captures trends in occupancy rates, rental rates and operating costs. FFO was developed by NAREIT as a relative measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP, which assumes that the value of real estate diminishes predictably over time. In addition, the Company believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, particularly in the lodging industry. However, FFO (i) does not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income or loss), (ii) is not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as an alternative to net income determined in accordance with GAAP as an indication of the Company’s operating performance. FFO, as presented, may not be comparable to similarly titled measures reported by other equity REITs. Accordingly, the Company believes that in order to facilitate a clear understanding of its consolidated historical operating results, FFO should be considered only as supplemental information and only in conjunction with net income as reported in the accompanying unaudited consolidated financial statements and notes to financial information.

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